Exhibit 99.1

                                  NEWS RELEASE

For Immediate Release

               SUBURBAN PROPANE PARTNERS, L.P. PRICES $175 MILLION
                        OF 6.875% SENIOR UNSECURED NOTES

WHIPPANY, N.J., December 18, 2003 - Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas and related products and services nationwide, today announced that it has priced $175 million aggregate principal amount of 6.875% senior unsecured notes due 2013 in a private placement to eligible purchasers. The notes will be co-issued by Suburban Propane Partners, L.P. and its wholly-owned subsidiary, Suburban Energy Finance Corp. The private placement will be made only to qualified institutional buyers within the United States under Rule 144A and non-U.S. investors outside the United States under Regulation S.

The Partnership intends to use the net proceeds of the offering to finance a portion of the purchase price for the pending acquisition of substantially all of the assets of Agway Energy Products, LLC, Agway Energy Services, Inc. and Agway Energy Services PA, Inc. ("Agway Energy"). The offering is expected to close on or about December 23, 2003. The Partnership will not receive the proceeds of the debt offering if the acquisition of Agway Energy does not close by a specified date.

The notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves approximately 750,000 residential, commercial, industrial and agricultural customers through 320 customer service centers in 40 states.

Company contact:          Robert M. Plante
                          Vice President & Chief Financial Officer
                          (973) 503-9252